Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260534

PROSPECTUS SUPPLEMENT NO. 6

(to prospectus dated November 5, 2021)

ALGOMA STEEL GROUP INC.

129,836,439 Common Shares

604,000 Warrants to Purchase Common Shares

24,179,000 Common Shares Underlying Warrants

This prospectus supplement amends and supplements the prospectus dated November 5, 2021, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-260534). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on March 2, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares and Warrants are listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “ASTL” and “ASTLW”, respectively, and on the Toronto Stock Exchange (the “TSX”) under the symbols “ASTL” and “ASTL.WT,” respectively. On March 1, 2022, the last reported sales prices of the Common Shares on Nasdaq and the TSX were $9.35 and C$11.93, respectively, and the last reported sales prices of the Warrants were $2.19 and C$2.76, respectively.

We are a “foreign private issuer” as defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain of Nasdaq’s corporate governance rules. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 2, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2022

Commission File Number 001-40924

ALGOMA STEEL GROUP INC.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name)

105 West Street

Sault Ste. Marie, Ontario

P6A 7B4, Canada

(705) 945-2351

(Address and telephone number of registrant’s principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

DOCUMENTS INCLUDED AS PART OF THIS REPORT

Exhibit

99.1	Press Release, dated March 1, 2022.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Algoma Steel Group Inc.

Date: March 2, 2022	By:	/s/ John Naccarato
Name: John Naccarato
Title: Vice President Strategy and General Counsel

3

Algoma Steel Group Announces Approval of Normal Course Issuer Bid

March 1, 2022

SAULT STE. MARIE, Ontario, March 01, 2022 (GLOBE NEWSWIRE) — Algoma Steel Group Inc. (NASDAQ: ASTL; TSX: ASTL) (“Algoma” or “the Company”) announced today that the Toronto Stock Exchange (the “TSX”) has approved the Company’s intention to make a normal course issuer bid (“NCIB”) for a portion of its common shares (“Shares”) as appropriate opportunities arise from time to time. The Company believes that the market price of the Shares may not, from time to time, fully reflect their value and accordingly the purchase of Shares would be in the best interests of the Company and an attractive use of available funds.

Pursuant to the NCIB, the Company may acquire, from time to time, over a period of 12 months starting March 3, 2022 and ending March 2, 2023, up to a maximum of 7,397,889 of its Shares, or approximately 5% of its 147,957,790 issued and outstanding Shares as of February 18, 2022. In accordance with TSX rules, the number of Shares that can be purchased pursuant to the NCIB is subject to a current daily maximum of 16,586 Shares (which is equal to 25% of 66,345 Shares, being the average daily trading volume during the last six calendar months), subject to certain exceptions prescribed by the TSX, including block purchase exceptions. In addition, all purchases under the NCIB will be conducted in accordance with Rule 10b-18 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The NCIB commences on March 3, 2022 and will terminate on the earlier of March 2, 2023, or such earlier time as the Company completes its purchases pursuant to the NCIB or provides notice of termination. Purchases under the NCIB will be made through the facilities of the TSX, NASDAQ or through alternative Canadian systems and in accordance with applicable regulatory requirements at a price per Share equal to the market price at the time of acquisition. All Shares purchased under the NCIB will be cancelled upon their purchase.

In connection with the NCIB, the Company has entered into an automatic repurchase plan (the “Plan”) with its designated broker. The Plan is intended to allow for the purchase of Shares under the NCIB at times when it would ordinarily not be permitted to purchase shares due to regulatory restrictions and customary self-imposed blackout periods. The Plan is also intended to meet the requirements of Rule 10b5-1 under the Exchange Act. The Plan constitutes an “automatic securities purchase plan” for purposes of applicable Canadian securities legislation and has been reviewed by the TSX.

For further details regarding the terms of the NCIB, readers are referred to the press release of the Company issued on February 10, 2022 and available under the Company’s profile on SEDAR at www.sedar.com.

About Algoma Steel Group Inc.

Based in Sault Ste. Marie, Ontario, Canada, Algoma is a fully integrated producer of hot and cold rolled steel products including sheet and plate. With a current raw steel production capacity of an estimated 2.8 million tons per year, Algoma’s size and diverse capabilities enable it to deliver responsive, customer-driven product solutions straight from the ladle to direct applications in the automotive, construction, energy, defense, and manufacturing sectors. Algoma is a key supplier of steel products to customers in Canada and Midwest USA and is the only producer of plate steel products in Canada. The Company’s mill is one of the lowest cost producers of hot rolled sheet steel (HRC) in North America owing in part to its state-of-the-art Direct Strip Production Complex (“DSPC”), which is the newest thin slab caster in North America with direct coupling to a basic oxygen furnace (BOF) melt shop.

Algoma has achieved several meaningful improvements over the last several years that are expected to result in enhanced long-term profitability for the business. Algoma has upgraded its DSPC facility and recently installed its No. 2 Ladle Metallurgy Furnace. Additionally, the Company has cost cutting initiatives underway and is in the process of modernizing its plate mill facilities.

Today Algoma is on a transformation journey, investing in its people and processes, optimizing and modernizing to secure a sustainable future. Our customer focus, growing capability and courage to meet the industry’s challenges head-on, position us firmly as your partner in steel.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking information” under applicable Canadian securities legislation and “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 (collectively, “forward looking statements”), including statements regarding Algoma’s strategic objectives. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions. Many factors could cause actual future events to differ materially from the forward-looking statements in this document. Readers should also consider the other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Algoma’s public filings, including the registration statement on Form S-1 filed by Algoma with the Securities and Exchange Commission and the prospectus filed with the Ontario Securities Commission. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Algoma assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

For Investor Inquiries, please contact:

Michael Moraca

Treasurer & Investor Relations Officer

Algoma Steel Group Inc.

Phone: 705.945.3300

E-mail: IR@algoma.com

For more information, please contact:

Brenda Stenta

Manager Communications & Branding

Algoma Steel Group Inc.

Phone: +1.705.206.1022

E-mail: brenda.stenta@algoma.com